CUSIP No. 302932 10 8

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                              FNB Bancshares, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   302932 10 8
                                 (CUSIP Number)


                       V. Stephen Moss, President and CEO
                            217 North Granard Street
                                Gaffney, SC 29341
                            Telephone: (864) 488-2265

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 April 18, 2001
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this schedule is filed.

         [ ]  Rule 13d-1(b)
         [x]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 302932 10 8

-------- -----------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harold D. Pennington, Jr.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------- -----------------------------------------------------------------------
    NUMBER OF SHARES       5     SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON          32,599
          WITH
-------------------------- ----- -----------------------------------------------
                           6     SHARED VOTING POWER


-------------------------- ----- -----------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 32,599
-------------------------- ----- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER


-------------------------- ----- -----------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         32,599
-------- -----------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.26%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN

-------- -----------------------------------------------------------------------

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CUSIP No. 302932 10 8

Item 1(a). Name of Issuer

         The name of the issuer is FNB Bancshares, Inc.


Item 1(b). Address of Issuer's Principal Executive Offices

         The principal executive offices of the issuer are located at 217 North Granard Street, Gaffney, South Carolina 29341


Item 2(a). Name of Persons Filing

           This statement is being filed by Harold D. Pennington, Jr.

Item 2(b).        Address of Principal Business Office or, if none, Residence

         217 North Granard Street, Gaffney, South Carolina 29341


Item 2(c).        Citizenship

         Harold D. Pennington, Jr. - United States of America

Item 2(d).        Title of Class of Securities

         This statement relates to Common Stock.

Item 2(e).        CUSIP Number

         The CUSIP Number for FNB Bancshares, Inc. is 302932 10 8

Item 3. This statement is not being filed pursuant to Rules 13 d-1(b) or 13 d-2 (b)


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CUSIP No. 302932 10 8

Item 4.    Ownership

(a)      Amount Beneficially Owned:
                  Harold D. Pennington, Jr. 32,599

(b)      Percent of Class:
                  Harold D. Pennington, Jr. 5.26%

(c)      Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                      Harold D. Pennington, Jr. 32,599

                  (ii) shared power to vote or to direct the vote
                       Harold D. Pennington, Jr. 0

                  (iii) sole power to dispose or to direct the disposition of
                        Harold D. Pennington, Jr. 32,599

                  (iv) shared power to dispose or to direct the disposition of
                       Harold D. Pennington, Jr. 0

Item 5.    Ownership of Five Percent or Less of a Class

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group

           Not Applicable.

Item 9.    Notice of Dissolution of Group

           Not Applicable.

CUSIP No. 302932 10 8

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 27, 2001




                                              /s/ Harold D. Pennington, Jr.
                                              ------------------------------
                                              Harold D. Pennington, Jr.